Exhibit A

Agreement as to Joint Filing of Schedule 13D

Dated: March 24, 2017

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

HNA Group Co., Ltd.

By:	/s/ TAN Xiangdong
Name: TAN Xiangdong Title: Chief Executive Officer

HNA Tourism Group Co., Ltd.

By:	/s/ ZHANG Ling
Name: ZHANG Ling Title: Chairman of the Board of Directors

HNA Tourism (HK) Group Co., Ltd.

By:	/s/ GUO Yajun
Name: GUO Yajun Title: Director

HNA HLT Holdco III Limited

By:	/s/ WANG Xun
Name: WANG Xun Title: Director

HNA HLT Holdco II LLC

By:	/s/ WANG Xun
Name: WANG Xun Title: Manager

HNA HLT Holdco I LLC

By:	/s/ WANG Xun
Name: WANG Xun Title: Manager